Exhibit 97.1

Grupo Cibest S.A. CLAWBACK POLICY	Grupo Cibest S.A. POLÍTICA DE CLAWBACK
I. BACKGROUND

Grupo Cibest S.A. (the "Company") has adopted this policy (the "Policy") to regulate the process of recuperating excess Incentive-Based Compensation granted to Executive Officers in the event of a Restatement of its financial statements.

This Policy is intended to comply with, and will be interpreted to be consistent with, the requirements of Section 303A.14 of the New York Stock Exchange ("NYSE") Listed Company Manual (the "Listing Standard").

The terms in uppercase will have the meaning assigned to them within this document.

II. STATEMENT OF POLICY

The Company will recover the amount of erroneously awarded Incentive-Based Compensation in the event that the Company is required to prepare an accounting restatement of its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, (the "Restatement") including accounting restatements made to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

In compliance with this Policy, the Company must recover the erroneously awarded Incentive-based Compensation except to the extent provided under Section V below.

I. ANTECEDENTES

Grupo Cibest S.A. (la "Compañía") ha adoptado esta política (la "Política") para regular el proceso de recuperacion de la Compensacion Basada en Incentivos reconocida en exceso a los Ejecutivos en el evento de una Reexpresión de sus estados financieros.

Esta Política tiene la intención de cumplir, y será interpretada de forma consistente con la Sección 303A.14 del Manual de Empresas Cotizantes de la Bolsa de Valores de Nueva York (NYSE).

Los términos en mavúscula tendrán el significado asignado a los mismos en el presente documento.

II. OBJETO DE LA POLÍTICA

La Companía recuperará la Compensación Basada en Incentivos que haya sido erróneamente reconocida a los Ejecutivos, en el evento en el que la Companía sea requerida para preparar una reexpresion de sus estados financieros debido a un incumplimiento material de la Companía de un requerimiento de reporte de informacion financiera bajo la ley de mercado de valores (la "Reexpresión"), incluyendo reexpresiones contables realizadas para corregir un error material en estados financieros previamente emitidos, o que resultaría en una representación erronea material si el error fuera corregido en el período actual o quedara sin corregir en el período actual.

En cumplimiento de esta Política, la Companía deberá recuperar la Compensación Basada en Incentivos reconocida erróneamente, salvo en los casos previstos bajo la Sección V del presente documento.

III. SCOPE OF POLICY

A. Covered Persons and Recovery Period

This Policy applies to Incentive-Based Compensation received by an Executive Officer who served as such at any time during the performance period for that Incentive-Based Compensation, while the Company has securities listed on an American Securities Exchange.

The Company shall recover the erroneously awarded Incentive-Based Compensation received during the three completed fiscal years immediately preceding the date on which the Company is required to prepare a Restatement (the "Recovery Period").

Notwithstanding this look-back requirement, the Company is only required to apply this Policy to the Incentive-Based Compensation received by the Executive Officers on or after May 16, 2025.

For purposes of this Policy, the Incentive-Based Compensation shall be deemed "received" in the Company's fiscal period during which the Financial Reporting Measure is attained, even if the payment occurs after the end of that fiscal period.

B. Transition Period

This Policy applies to any transition period that results from a change in the Company's fiscal year within the Recovery Period, provided that the transition period between the last day of previous fiscal year and the first day of the new fiscal year that comprises a period of nine to 12 months and is considered a complete fiscal year.

III. ALCANCE DE LA POLÍTICA

A. Personas Cubiertas y Periodos de Recuperación

Esta Política aplica a la Compensación Basada en Incentivos recibida por un Ejecutivo que haya tenido tal calidad en cualquier momento durante el periodo de calculo de la respectiva Compensacion Basada en
Incentivos, mientras que la Compañía tenga valores inscritos en una Bolsa de Valores de Estados Unidos.

La Compañía recuperará la Compensación Basada en Incentivos reconocida erróneamente durante los tres (3) años fiscales completos inmediatamente anteriores a la fecha en la cual la Compañía sea requerida para preparar una Reexpresión (en delante el "Periodo de Recuperación").

Sin perjuicio de lo anterior, la Compañía solo está obligada a aplicar esta Política con respecto a la Compensación Basada en Incentivos recibida por los Ejecutivos a partir del 16 de mayo de 2025

Para los propósitos de esta Política, la Compensación Basada en Incentivos se tiene por recibida en el periodo fiscal durante el cual el Indicador Basado en Estados Financieros se alcanzó, incluso si su pago se produce de forma posterior al cierre de dicho periodo fiscal.

B. Periodo de Transición

Esta Política aplica a cualquier periodo de transición que resulte de un cambio en el ejercicio fiscal de la Compañía dentro del Período de Recuperación, siempre que el periodo de transición comprendido entre el último día del ejercicio fiscal previo y el primer día del nuevo ejercicio fiscal que comprenda un periodo de 9 a 12 meses sea considerado un ejercicio fiscal completo.

C. Determining Recovery Period

For the purpose of determining the Recovery Period, the date on which it is considered that the Company was required to prepare the Restatement is the earliest that occurs between:

•The date the Board of Directors concludes, or reasonably should have concluded, the Company is required to prepare a Restatement, and

•The date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.

For clarity, the Company's obligation to recover erroneously awarded Incentive-Based Compensation under this Policy is not dependent on if or when a Restatement is filed

IV. AMOUNT SUBJECT TO RECOVERY

(a) Recoverable Amount: The amount of Incentive-Based Compensation subject to recovery under this Policy is the amount that exceeds the amount of Incentive-Based Compensation that would have been received had it been determined based on the restated amounts, computed without regard to any taxes or social security paid.

(b) Compensation based on stock price or TSR: For Incentive-Based Compensation based on stock price or total shareholder return ("TSR"), where the amount of erroneously awarded Incentive-Based Compensation is not subject to mathematical recalculation, the recoverable amount will be determined by the Designation, Compensation and Development Committee based on a reasonable estimate of the effect of the Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received. In such event, the Company must maintain documentation that supports

C. Determinando el Periodo de Recuperación

Con el propósito de determinar el Período de Recuperación, la fecha en la que se considera que la Companía fue requerida para preparar la Reexpresión es la primera que se produzca entre:

•La fecha en la que la Junta Directiva determine, o en la que debió haber determinado, que la Companía debe efectuar una Reexpresión, y

•La fecha en que un órgano judicial, ente regulador o cualquier otra autoridad competente ordene a la Compania preparar la Reexpresión.

Para mayor claridad, la obligacion de la Compania de recuperar la Compensación Basada en Incentivos reconocida por error según esta Política no depende de si o cuándo se presente la Reexpresión.

IV. MONTO SUJETO A RECUPERACIÓN

(a) Monto Recuperable: El monto de la Compensación Basada en Incentivos sujeto a recuperación bajo esta Política es el monto que exceda la compensacion que se habría recibido si se hubiera determinado con base en las cifras reexpresadas, sin tener en cuenta la seguridad social ni los impuestos pagados por el Ejecutivo.

(b) Compensación basada en el precio de las acciones: En el caso de compensaciones por incentivos basadas en el precio de la acción o en el retorno total para los accionistas donde la compensación basada en incentivos reconocida en exceso no esté sujeta a un nuevo cálculo matemático, el monto recuperable será determinado por el Comité de Designación, Compensación y Desarrollo a partir de una estimación razonable del efecto de la Reexpresión sobre el precio de la accion o el retorno sobre el cual la compensación basada en incentivos fue recibida. EEn dicho evento, evento, la Compania deberá

the determination of the estimation and provide such
documentation to NYSE.

V. EXCEPTIONS

In compliance with this Policy, the Company shall recover the overpaid Incentive-Based Compensation reasonably promptly, except to the extent that the conditions set out below are met and that the Designation, Compensation and Development Committee determines that recovery would be impracticable:

(a)Direct expense exceeds recoverable amount. The direct expense paid to a third party to assist in the enforcement of this Policy would exceed the amount to be recovered; provided, however, that before concluding it would be impracticable to recover any amount of the erroneously awarded Incentive-Based Compensation based on expense of enforcement, the Company has made a reasonable attempt to recover the such erroneously awarded Incentive-Based Compensation, has documented said attempt, and has provided the documents to NYSE.

(b)Violation of Home Country Law. Recovery would violate Colombian law where such law was adopted prior to May 16, 2025; provided, however, that the Company obtains an opinion of a Colombian counsel acceptable to NYSE in that sense and provides such opinion to NYSE.

(c) Recovery from Certain Tax-Qualified Retirement Plans. Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

mantener documentacion que soporte dicha estimacion razonable y proveer dicha documentación a la NYSE.

V. EXCEPCIONES

En cumplimiento de esta Política, la Compañía deberá recuperar la Compensacion Basada en Incentivos pagada en exceso dentro de un período de tiempo razonable, excepto en los siguientes casos, siempre que el Comité de Designación, Compensación y Desarrollo determine que la recuperación es inviable:

(a) El gasto directo supera el monto recuperable. Los gastos directos asociados a la contratacion de terceros para la ejecución de la Política excedan el monto recuperable. Lo anterior, siempre que antes de concluir la inviabilidad de recuperar cualquier suma de la Compensación Basada en Incentivos erróneamente reconocida por efectos de los costos de la ejecución, la Compañía haya adelantado un intento razonable para obtener la devolución, dicho intento de recuperación esté documentado y la documentación se ponga a disposición de la NYSE.

(b) Violación de la ley colombiana. La recuperación sea contraria a la regulación colombiana vigente con anterioridad al 16 de mayo de 2025, siempre y cuando la Compañía obtenga un concepto de un abogado colombiano, aceptable para la NYSE, en dicho sentido, y el concepto sea proporcionado a la NYSE.

(c) Recuperación de ciertos planes de jubilación calificados a efectos fiscales. La recuperación probablemente causaría que un plan de jubilación calificado a efectos fiscales, en el cual los beneficios están ampliamente disponibles para los empleados de la Compañía, no cumpla con los requisitos del Codigo de Impuestos de los Estados Unidos, Sección 401(a)(13) o 411(a) y las regulaciones correspondientes.

VI. PROHIBITION AGAINST INDEMNIFICATION

Notwithstanding the terms of any indemnification arrangement or insurance policy with any Executive Officer covered by this Policy, the Company will not indemnify any Executive Officer or former Executive Officer for the devolution of the overpaid Incentive-Based Compensation, nor will it pay or reimburse any costs associated with the hiring of insurance to finance the amounts recoverable under this Policy.

VII. DISCLOSURE

The Company will file all disclosures with respect to this Policy in accordance with the requirements of the U.S. Federal securities laws, including the disclosure required by the applicable Securities and Exchange Commission ("SEC") filings and the Colombian securities law regarding relevant information.

VIII. DEFINITIONS

The following terms will have the following definitions for the purposes of this Policy:

"Executive Officer" means the Company's president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy- making function, or any other person who performs similar policymaking functions for the Company. Executive officers of the Company's subsidiaries are deemed Executive Officers of the Company if they perform such policy making functions for the Company. Policy-making function is not intended to include policymaking functions that are not significant. Identification of an Executive Officer for purposes of this Policy will include at a minimum executive officers identified pursuant to 17 CFR 229.401(b).

VI. PROHIBICIÓN DE INDEMNIZACIÓN

Sin perjuicio de los términos de cualquier acuerdo indemnizatorio o póliza de seguro que cubra a un Ejecutivo, la Compañía no indemnizará a ningun Ejecutivo o ex Ejecutivo por la devolucion de la Compensación Basada en Incentivos reconocida en exceso, ni pagará ni reembolsará ningun costo asociado a la contratacion de seguros para financiar los montos recuperables bajo esta Política.

VII. REVELACIÓN DE INFORMACIÓN

La Compañía deberá divulgar esta Política, de acuerdo con los requisitos de las leyes federales de los Estados Unidos sobre valores, incluyendo la divulgación requerida bajo la regulación de la Securities and Exchange Commission ("SEC") y bajo la regulación colombiana en materia de información relevante.

VIII. DEFINICIONES

Los siguientes términos tendrán las siguientes definiciones para efectos de esta Política:

"Ejecutivo": Significa el presidente de la Compañía, el Vicepresidente Financiero, el Director de contabilidad (o, si no hay tal Director de contabilidad, el controlador), cualquier vicepresidente de la Compañía a cargo de una unidad de negocios, división o función principal (como ventas, administración o finanzas), cualquier otro funcionario que tenga dentro de sus funciones la aprobación de políticas, o cualquier otra persona que realice funciones similares de aprobacion de politicas para la Compañía. Los ejecutivos de las subsidiarias de la Compañía seconsideran ejecutivos de la Compania si aprueban politicas para la Compañía. La función de aprobación de políticas no tiene la intención de incluir la aprobacion de politicas que no sean significativas. La identificación de un ejecutivo para los fines de esta política incluirá,

"Financial Reporting Measures" means any of the following: (i) measures that are determined and presented in accordance with the accounting principles used in preparing the Company's financial statements, and any measures that are derived wholly or in part from such measures, (ii) stock price and (iii) TSR. A Financial Reporting Measure need not be presented within the Company's financial statements or included in a filing with the SEC.

"Incentive-Based Compensation" means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

IX. APPROVAL BY OFFICERS AND RATIFICATION BY THE BOARD

This Policy may be approved by two Corporate Vice Presidents, provided that it is subsequently ratified by the Board of Directors at its next scheduled meeting. Such interim approval must remain consistent with Section X below.

X. ADMINISTRATION; AMENDMENT; TERMINATION

All determinations under this Policy will be made by the Board of Directors, including determinations regarding how any recovery of the overpaid Incentive-Based Compensation under this Policy is effected. Any determinations of the Board of Directors will be final, binding and conclusive and need not be uniform with respect to each individual covered by this Policy.

como mínimo, a los ejecutivos identificados de conformidad con el 17
CFR 229.401(b)

"Indicadores Basados en Estados Financieros" significa cualquiera de lo siguiente: (i) indicadores que se determinan en base a, y se presentan, de acuerdo con los principios contables utilizados en la preparación de los estados financieros de la Compañía, así como cualquier indicador que se derive total o parcialmente de tales indicadores, (ii) precio de las acciones y (iii) TSR (rendimiento total para el accionista, por sus siglas en inglés). Para ser considerado tal, no es requisito que un "Indicador Basado en Estados Financieros" se presente dentro de los estados financieros de la Compañía o sea incluido en una presentación ante la SEC (Comisión de Valores y Bolsa, por sus siglas en inglés).

"Compensacion Basada en Incentivos" significa cualquier compensación que se otorgue, gane o adquiera en funcion total o parcial del logro de un Indicador Basado en Estados Financieros.

IX. APROBACIÓN POR PARTE DE LOS VICEPRESIDENTES Y RATIFICACION POR LA JUNTA DIRECTIVA

Esta Política puede ser aprobada por dos Vicepresidentes Corporativos, siempre y cuando sea posteriormente ratificada por la Junta Directiva en su próxima reunión programada. Dicha aprobación provisional debe ser coherente con lo establecido en la Sección X a continuación.

X. ADMINISTRACIÓN, ENMIENDA Y TERMINACIÓN

Todas las decisiones bajo esta Política seran tomadas por la Junta Directiva, incluidas las decisiones relativas a cualquier recuperación de la Compensacion Basada en Incentivos pagada en exceso. Cualquier decisión de la Junta Directiva será definitiva, vinculante y concluyente, y no necesita ser uniforme con respecto a cada persona cubierta por esta política.

The Board of Directors may amend or terminate this Policy anytime.

XI. EFFECTIVENESS; OTHER RECOUPMENT RIGHTS

This Policy shall be effective as of May 16, 2025. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Bank and its subsidiaries and affiliates under applicable law or pursuant to the terms of any similar policy or similar provision in any employment agreement, equity award agreement or similar agreement.

La Junta Directiva podra modificar o terminar esta Política en cualquier momento.

XI. EFICACIA, OTROS DERECHOS DE COBRO

Esta política entrara en vigor a partir del 16 de mayo de 2025. Cualquier derecho de recuperacion en virtud de esta Política se suma, y no sustituye, a cualquier otro remedio o derecho de recuperación que pueda estar a disposicion de la Compania y sus subordinadas bajo la ley aplicable, o en virtud de los términos de cualquier otra política o disposiciones similares en cualquier contrato de trabajo, convenio de aporte a capital o cualquier acuerdo similar.